Exhibit 99.1

InPhonic Receives Additional NASDAQ Notice

Washington, D.C. – May 18, 2007 – InPhonic, Inc. (NASDAQ: INPC) (the “Company”), announced that, as expected, it received on May 14, 2007, an additional NASDAQ Staff Determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with NASDAQ for continued listing. The letter was issued in accordance with NASDAQ’s procedures as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 within the time period required. As previously disclosed, the filings of the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the Quarter ended March 31, 2007 have been delayed. NASDAQ initially informed the Company on April 3, 2007 that its securities would be delisted due to the Company’s delay in filing its Annual Report on Form 10-K for the year ended December 31, 2006 unless the Company requested a hearing in accordance with applicable NASDAQ Marketplace Rules. The Company subsequently requested and was granted its request for a hearing before the NASDAQ Listing Qualifications Panel, which is currently scheduled for May 24, 2007. The hearing will also address the delayed filing of the first quarter Form 10-Q. Pending a decision by the NASDAQ Listing Qualifications Panel, the Company’s shares continue to be listed on the NASDAQ Global Market. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing. The Company is working diligently toward the completion of its restated financial statements and the filing of its periodic reports with the Securities and Exchange Commission to regain compliance with NASDAQ’s listing requirements.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ: INPC — News ) is a leading online seller of wireless services and products. InPhonic sells these services and devices through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly ( www.wirefly.com ), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com .

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“Safe Harbor” Statement—Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

InPhonic, Inc.

Gary Tiedemann, 202-350-6107

investor@inphonic.com

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